Exhibit 2

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT. PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE NOTED.





                                MERGER AGREEMENT

                                 BY AND BETWEEN
                           APAC TELESERVICES, INC. AND
                           PARAGREN TECHNOLOGIES, INC.



                                TABLE OF CONTENTS



                                    ARTICLE 1

                               THE MERGER; CLOSING

     1.1  The Closing . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
     1.2  The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
     1.3  Consideration; Effect of Merger . . . . . . . . . . . . . . . . .    2
     1.4  Filing of Merger Documents; Effective Time  . . . . . . . . . . .    2
     1.5  Effect of the Merger  . . . . . . . . . . . . . . . . . . . . . .    2
     1.6  Tax Treatment . . . . . . . . . . . . . . . . . . . . . . . . . .    3
     1.7  Procedure at the Closing  . . . . . . . . . . . . . . . . . . . .    3

                                    ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES
                                     OF APAC

     2.1  Corporate Status  . . . . . . . . . . . . . . . . . . . . . . . .    5
     2.2  Corporate Power and Authority . . . . . . . . . . . . . . . . . .    5
     2.3  Enforceability  . . . . . . . . . . . . . . . . . . . . . . . . .    5
     2.4  Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . .    5
     2.5  No Violation  . . . . . . . . . . . . . . . . . . . . . . . . . .    6
     2.6  Reports and Financial Statements  . . . . . . . . . . . . . . . .    6
     2.7  No Commissions  . . . . . . . . . . . . . . . . . . . . . . . . .    6
     2.8  Recent Changes  . . . . . . . . . . . . . . . . . . . . . . . . .    6
     2.9  Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
     2.10  APAC Shares  . . . . . . . . . . . . . . . . . . . . . . . . . .    7

                                    ARTICLE 3

                        REPRESENTATIONS AND WARRANTIES OF
                          PARAGREN AND THE SHAREHOLDERS

     3.1  Corporate Status  . . . . . . . . . . . . . . . . . . . . . . . .    7
     3.2  Power and Authority . . . . . . . . . . . . . . . . . . . . . . .    7
     3.3  Enforceability  . . . . . . . . . . . . . . . . . . . . . . . . .    7
     3.4  Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . .    8
     3.5  Shareholders of Paragren  . . . . . . . . . . . . . . . . . . . .    8
     3.6  No Violation  . . . . . . . . . . . . . . . . . . . . . . . . . .    8
     3.7  Records of Paragren . . . . . . . . . . . . . . . . . . . . . . .    9
     3.8  Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . .    9
     3.9  Financial Statements  . . . . . . . . . . . . . . . . . . . . . .    9
     3.10  Changes Since the Current Balance Sheet Date . . . . . . . . . .   10
     3.11  Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . .   11
     3.12  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
     3.13  Environmental Matters  . . . . . . . . . . . . . . . . . . . . .   11
     3.14  Real Estate  . . . . . . . . . . . . . . . . . . . . . . . . . .   14
     3.15  Business; Good Title to and Condition of Assets  . . . . . . . .   15
     3.16  Compliance with Laws . . . . . . . . . . . . . . . . . . . . . .   15
     3.17  Labor and Employment Matters . . . . . . . . . . . . . . . . . .   16
     3.18  Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
     3.19  Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . .   17
          (a)     . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
          (b)   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
          (c)   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
          (d)   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
          (e)   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
          (f)   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
          (g)   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
     3.20  Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . .   19
     3.21  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
     3.22  Receivables  . . . . . . . . . . . . . . . . . . . . . . . . . .   20
     3.23  Licenses and Permits . . . . . . . . . . . . . . . . . . . . . .   20
     3.24  Relationships with Customers and Suppliers; Affiliated
          Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . .   20
     3.25  Intellectual Property  . . . . . . . . . . . . . . . . . . . . .   20
     3.26  Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
     3.27  Software and Information Systems . . . . . . . . . . . . . . . .   21
     3.28  Accuracy of Information Furnished  . . . . . . . . . . . . . . .   24
     3.29  No Commissions . . . . . . . . . . . . . . . . . . . . . . . . .   24
     3.30  Securities Matters . . . . . . . . . . . . . . . . . . . . . . .   24

                                    ARTICLE 4

                              ADDITIONAL AGREEMENTS

     4.1  Further Assurances  . . . . . . . . . . . . . . . . . . . . . . .   25
     4.2  Compliance with Covenants . . . . . . . . . . . . . . . . . . . .   25
     4.3  Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
     4.4  Paragren Debt . . . . . . . . . . . . . . . . . . . . . . . . . .   25
     4.5  Confidentiality; Publicity  . . . . . . . . . . . . . . . . . . .   25
     4.6  Restrictive Covenants . . . . . . . . . . . . . . . . . . . . . .   26
     4.7  Trading in APAC Common Shares . . . . . . . . . . . . . . . . . .   28
     4.8  Registration of Resales of Shares . . . . . . . . . . . . . . . .   29
     4.9  Shareholder and Director Vote . . . . . . . . . . . . . . . . . .   29
     4.10  Tax Treatment  . . . . . . . . . . . . . . . . . . . . . . . . .   30
     4.11  Appointment of Seller Representative . . . . . . . . . . . . . .   30

                                    ARTICLE 5

                             SECURITIES LAWS MATTERS


                                    ARTICLE 6
                                 INDEMNIFICATION

     6.1  Agreement by the Shareholders for Indemnification . . . . . . . .   31
     6.2  Survival of Representations and Warranties  . . . . . . . . . . .   31
     6.3  Security for Indemnification Obligations  . . . . . . . . . . . .   31
     6.4  Voting of and Dividends on the Held Back Shares . . . . . . . . .   31
     6.5  Indemnity Basket and Limitation . . . . . . . . . . . . . . . . .   32
     6.6  Remedies Cumulative . . . . . . . . . . . . . . . . . . . . . . .   32

                                    ARTICLE 7

                                   DEFINITIONS

     7.1  Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . .   32
     7.2  Other Definitional Provisions . . . . . . . . . . . . . . . . . .   34

                                    ARTICLE 8

                               GENERAL PROVISIONS

     8.1  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
     8.2  Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . .   36
     8.3  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
     8.4  Amendment; Waiver . . . . . . . . . . . . . . . . . . . . . . . .   36
     8.5  Binding Effect; Assignment  . . . . . . . . . . . . . . . . . . .   36
     8.6  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . .   37
     8.7  Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . .   37
     8.8  Governing Law; Interpretation . . . . . . . . . . . . . . . . . .   37
     8.9  Dispute Resolution. . . . . . . . . . . . . . . . . . . . . . . .   37
     8.10 Arm's Length Negotiations . . . . . . . . . . . . . . . . . . . .   38


                                MERGER AGREEMENT


     This MERGER AGREEMENT (this "Agreement") is entered into as of August 19, 1997, by and among APAC TeleServices, Inc., an Illinois corporation ("APAC"), PTI Merger Corp., a Delaware corporation and wholly-owned subsidiary of APAC ("Merger Sub"); Paragren Technologies, Inc., a Delaware corporation ("Paragren") and Magid Abraham, Linda Boland and Cognizant Corporation (collectively, the "Shareholders").

                                    RECITALS

     A. APAC desires to acquire all of the outstanding stock and stock interests in Paragren.

     B. APAC and Paragren have determined that it is in the best interests of their respective shareholders for APAC to acquire all of the issued and outstanding equity interests of Paragren as provided herein. APAC has organized Merger Sub as a wholly owned subsidiary, and the parties have agreed, subject to the terms and conditions set forth in this Agreement, to merge Merger Sub with and into Paragren so that Paragren will continue as the surviving corporation of the merger and as a wholly owned subsidiary of APAC. In consideration for the acquisition of the outstanding equity interests of Paragren, the holders of stock and stock interests in Paragren will be issued Shares of APAC as provided herein.

                               TERMS OF AGREEMENT

     In consideration of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:


                                    ARTICLE 1

                               THE MERGER; CLOSING

     1.1 THE CLOSING. Subject to the terms and conditions of this Agreement, the deliveries required for the consummation of the Merger (as defined below) (the "Closing") shall take place as promptly as practicable after the execution and delivery of this Agreement, at the offices of McDermott, Will & Emery in Chicago, Illinois, or such other place and time as the parties may otherwise agree, and the date of the Closing is referred to herein as the "Closing Date."

     1.2 THE MERGER. Subject to the terms and conditions of this Agreement, and in accordance with the Delaware General Corporation Law (the "Corporation Code") at the Effective Time (as defined below): Merger Sub will be merged with and into Paragren (the "Merger"), with Paragren being the surviving corporation and becoming a wholly-owned subsidiary of APAC, and the separate corporate existence of Merger Sub shall cease.

     1.3  CONSIDERATION; EFFECT OF MERGER.        (a)  For purposes of this
Agreement, "Aggregate Consideration" means two million one hundred eighty thousand five hundred eighty-four (2,180,584) Common Shares, par value $.01 per share, of APAC (the "APAC Common Shares") (plus $161 to be used to pay the cash value of fractional shares at a value of $14.625 per share).

          (b) At the Effective Time, by virtue of the Merger and without any action on the part of Paragren, APAC, Merger Sub or the shareholders of Paragren, the outstanding shares of capital stock of Paragren shall be converted into the right to receive that portion of the Aggregate Consideration determined as provided on Schedule 1.3 hereto.

          (c) At the Effective Time, by virtue of the Merger and without any action on the part of Paragren, APAC or Merger Sub, all outstanding options to purchase stock of Paragren (and options issued pursuant to commitments or employment offers of Paragren)(collectively, "Paragren Options") shall be converted into options to purchase that portion of the Aggregate Consideration described on Schedule 1.3, with the aggregate exercise price and other terms of such options to remain unchanged.

          (d) Each share of common stock of Merger Sub issued and outstanding at the Effective Time shall be converted into one share of the voting common stock of the Surviving Corporation.

     1.4 FILING OF MERGER DOCUMENTS; EFFECTIVE TIME. At or promptly following the Closing and in any event, within two business days after the execution and delivery of this Agreement, the parties shall cause the Merger to be consummated by executing and filing duly executed Articles of Merger with respect to Merger with the Secretary of State of Delaware in such form as is required by and in accordance with the relevant provisions of the Corporation Code (the date and time of the effectiveness of such filing is referred to herein as the "Effective Date" or the "Effective Time").

     1.5 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided under the Corporation Code. Without limiting the generality of the foregoing, at the Effective Time:

          (a) All property, rights, privileges, policies and franchises of Paragren shall vest in the Surviving Corporation, and all debts, liabilities and duties of Paragren shall become the debts, liabilities and duties of the respective Surviving Corporation.

          (b) The Articles of Incorporation and the By-Laws of Merger Sub, as in effect immediately prior to the Effective Time or as amended by the Articles of Merger, shall become the Articles of Incorporation and By-Laws of the Surviving Corporation thereafter, unless and until amended in accordance with their terms and as provided by law; and

          (c) The officers and directors of the Surviving Corporation shall be those persons set forth on Schedule 1.5 attached hereto, each to hold an office or directorship in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation until his or her successor is elected and qualified.

     1.6 TAX TREATMENT. The parties hereto acknowledge and agree that the Merger is intended to be treated for tax purposes as a tax-free reorganization under Section 368(a) of the Code.

     1.7 PROCEDURE AT THE CLOSING. At the Closing, the parties agree that the following shall occur:

          (a)  Paragren and the Shareholders shall deliver to APAC:

               (i) (A) copies of the Articles of Incorporation of Paragren certified by the Delaware Secretary of State no more than 15 days prior to the Closing Date and copies of the By-Laws of Paragren as in effect immediately prior to the Closing Date, (B) copies of resolutions adopted by the Board of Directors and shareholders of Paragren with respect to the Merger, and (C) a certificate of good standing of Paragren issued by the state of its incorporation and each other state in which it is qualified to do business as of a date not more than five (5) days prior to the Closing Date, and all of such documents shall be certified as of the Closing Date by the Secretary of Paragren as being true, correct and complete;

               (ii) consents to the Merger and the other transactions contemplated hereby and/or necessary waivers of rights to terminate or modify any material rights or obligations of Paragren, from any person from whom such consent or waiver is required, including without limitation, under any Material Contract listed or required to be listed in
     Schedule 3.26, or who as a result of the transactions contemplated hereby, would have such rights to terminate or modify such contracts or instruments, either by the terms thereof or as a matter of law, or as necessary under any applicable law or regulation;

               (iii) an Employment Agreement with Magid Abraham in the form of Exhibit A hereto;

               (iv) Employment Agreements with Linda Boland, Gregory Bouvee and Daniel Lackner in the form of Exhibits B, C and D hereto;

               (v) an escrow agreement in the form of Exhibit D hereto (the "Escrow Agreement"), signed by the Shareholders;

               (vi) an opinion, dated as of the Closing Date, from counsel for Paragren and the Shareholders, in form and substance reasonably acceptable to APAC; and

               (vii) evidence of the termination of the Stock Purchase Agreement, the Stock Restriction Agreement and the Registration Rights Agreement between Paragren and The Dun & Bradstreet Corporation.

          (b)  APAC shall deliver:

               (i) to the Shareholders (a) certificates for the APAC Shares issued by APAC pursuant to this Agreement, other than the Held Back Shares and the shares to be issued upon exercise of the Paragren Options and (b) copies of certificates representing the Held Back Shares;

               (ii) to the escrow agent under the Escrow Agreement, certificates representing the Held Back Shares;

               (iii) to the Shareholders, copies of all APAC Reports filed by APAC since December 31, 1996;

               (iv) an opinion, dated as of the Closing Date, from counsel for APAC, addressed to Paragren and the Shareholders and in form and substance reasonably acceptable to Paragren; and

               (v) (A) copies of resolutions adopted by the Board of Directors of APAC with respect to the Merger and (B) certificates of good standing for APAC and Merger Sub issued by their respective states of incorporation as of a date not more than five (5) days prior to the Closing Date, and all of such documents shall be certified as of the Closing Date by the Secretary or an Assistant Secretary of APAC as being true, correct and complete.

          (c)  APAC shall issue the APAC Common Shares issuable pursuant to
Section 1.3 and shall deliver such shares in the following manner: (i) APAC shall set aside and hold in accordance with Section 6.3 an amount equal to ten percent (10%) of the shares of APAC Common Shares issued pursuant to Section 1.3 (the "Held Back Shares"), and (ii) at the Closing, APAC shall deliver stock certificates representing the balance of the APAC Common Shares issuable in accordance with Section 1.3 to the shareholders of Paragren. The APAC Common

Shares issuable pursuant to Section 1.3, including the Held Back Shares and the shares issuable upon exercise of Paragren Options, are referred to herein as the "APAC Shares."

     1.8 Consideration Adjustment. (a) The Aggregate Consideration shall be adjusted as described in Section 1.8(b) in the event that all of the following conditions are satisfied:

               (i) The total revenues of Paragren for the period July 1, 1997 through February 28, 1998 (the "Measurement Period") exceed
          $*; for these purposes, total revenues will (x) exclude any revenues from * during the period July 1, 1997 through December 31, 1997 which are in excess of $* in the aggregate and (y) include * percent (*%) of the first year's annual revenue from services provided or receivable under binding commitments from call center services to be provided by APAC to any new customer as a result of material marketing efforts on the part of Paragren personnel;

               (ii) The total expenses of Paragren for the period July 1, 1997 through December 31, 1997 do not exceed $* or operating profit for such period shall equal or exceed $*; for these purposes, the determination of total expenses and operating profit will exclude
          (x) APAC corporate overhead allocations or charges and (y) extraordinary charges or expenses (including, without limitation, due diligence fees paid to Advent International or fees paid to Furman
          Selz); and

               (iii) The average of the high and low trading price for APAC Common Shares, as reported in the NASDAQ National Market for the ten
          (10) trading days prior to February 28, 1998 (the "APAC Adjustment Value"), is less than $*.

          (b) If all of the conditions in Section 1.8(a) are satisfied, then the Aggregate Consideration shall be increased to the sum (the "Adjusted Consideration") equal to (x) $* divided by (y) the APAC Adjustment
     Value; provided, however, that the Adjusted Consideration shall not exceed 2,680,584 APAC Common Shares. The conversion ratios on Schedule 1.3 shall be appropriately adjusted to reflect the Adjusted Consideration and APAC shall deliver to the Shareholder Representatives, for distribution to the now current shareholders of Paragren, certificates to represent the additional APAC Common Shares to be issued to reflect the Adjusted Consideration (the "Adjustment Shares"). The Adjustment Shares shall be included in "APAC Shares" for purposes of this Agreement, other than with respect to the deliveries described in Section 1.7(b).

    [FN]

    *CONFIDENTIAL TREATMENT REQUESTED - MATERIAL OMITTED HAS BEEN FILED
     SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION



                                    ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES
                                     OF APAC

     As a material inducement to Paragren and the Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, APAC makes the following representations and warranties to Paragren and the
Shareholders:

     2.1 CORPORATE STATUS. APAC is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, and has the requisite power and authority to own or lease its properties and to carry on its business as presently conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a wholly owned subsidiary of APAC. There is no pending or threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of APAC or Merger Sub.

     2.2 CORPORATE POWER AND AUTHORITY. Each of APAC and Merger Sub has the corporate power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. Each of APAC and Merger Sub has taken all corporate action necessary to authorize its execution and delivery of this Agreement, the performance of its respective obligations hereunder, and the consummation of the transactions contemplated hereby.

     2.3 ENFORCEABILITY. This Agreement has been duly executed and delivered by each of APAC and Merger Sub and constitutes its legal, valid and binding obligation enforceable against such entity in accordance with its terms, except as the same may be limited by the terms of this Agreement or by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

     2.4 CAPITALIZATION. As of the date hereof, the authorized capital stock of APAC consists of 200,000,000 APAC Common Shares and 50,000,000 Preferred Shares. As of July 31, 1997, (i) approximately 48,000,000 APAC Common Shares were validly issued and outstanding, (ii) no Preferred Shares were issued or outstanding, and as of June 29, 1997. there are outstanding options to purchase 2,722,471 APAC Common Shares.

     2.5 NO VIOLATION. The execution and delivery of this Agreement by APAC and Merger Sub, the performance by APAC and Merger Sub of their respective obligations hereunder and the consummation by APAC and Merger Sub of the transactions contemplated by this Agreement will not (a) contravene any provision of the Certificate of Incorporation, Articles of Incorporation, By-Laws, or other governing document of APAC or Merger Sub, (b) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment, ruling or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon, or enforceable against APAC or Merger Sub, (c) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against APAC or Merger Sub, (d) result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of APAC or Merger Sub, (e) give to any individual or entity a right or claim against APAC or Merger Sub which would have a Material Adverse Effect on APAC; or (f) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person, except (i) pursuant to the Exchange Act and the Securities Act and applicable inclusion requirements of the NASDAQ National Market, (ii) filings required under the securities or blue sky laws of the various states, or (iii) any filings or consents required to be made or obtained by Paragren or the Shareholders.

     2.6 REPORTS AND FINANCIAL STATEMENTS. From October 16, 1995 to the date hereof, APAC has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements (collectively, the "APAC Reports"). As of their respective dates (but taking into account any amendments filed prior to the date of this Agreement), the APAC Reports complied in all material respects with all the rules and regulations promulgated by the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     2.7 NO COMMISSIONS. Neither APAC nor Merger Sub has incurred any obligation for any finders' or brokers' or agents' fees or commissions or similar compensation in connection with the transactions contemplated hereby.

     2.8 LITIGATION. There is no material action, suit or other legal or administrative proceeding or governmental investigation pending, or, to the knowledge of APAC, threatened (i) against, by or affecting APAC or APAC's properties or assets, or (ii) which questions the validity or enforceability of this Agreement or the transactions contemplated hereby.

     2.9 APAC SHARES. The APAC Shares are duly authorized and upon issuance pursuant to the Merger (including upon due exercise of a Paragren Option), will be validly issued, fully paid and nonassessable APAC Common Shares, free and clear of all Liens, restrictions and claims, other than restrictions under applicable securities laws and restrictions set forth in this Agreement. No preemptive rights or rights of first refusal or similar rights exist with respect to the APAC Common Shares. The APAC Shares to be issued upon the exercise of a Paragren Option and the options to be issued pursuant to Section
4.12 following the Effective Date are registered under the Securities Act pursuant to a registration statement on Form S-8.


                                    ARTICLE 3

                        REPRESENTATIONS AND WARRANTIES OF
                          PARAGREN AND THE SHAREHOLDERS

     As a material inducement to APAC and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, Paragren and the Shareholders (other than Cognizant Corporation), jointly and severally, make the following representations and warranties to APAC and Merger Sub:

     3.1 CORPORATE STATUS. Paragren is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own or lease its properties and to carry on its business as now being conducted. Except as set forth on Schedule 3.1, Paragren is not required to qualify to do business as a foreign entity in any jurisdiction. From its formation in July 1995, until March 1997, Paragren had the corporate name "Cornerstone Technologies, Inc." Paragren has not had or used any other name. There is no pending or threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of Paragren.

     3.2 POWER AND AUTHORITY. Paragren has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. Paragren has taken all corporate action necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby. Each Shareholder is resident in the state indicated as his, her or its address on Schedule 3.5, each has the requisite competence and authority to execute and deliver this Agreement, to perform his, her or its obligations hereunder and to consummate the transactions contemplated hereby.

     3.3 ENFORCEABILITY. This Agreement has been duly executed and delivered by Paragren and each of the Shareholders, and constitutes the legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

     3.4 CAPITALIZATION. Schedule 3.4 sets forth, as of the date hereof, with respect to Paragren, (a) the number of authorized shares of each class of its capital stock, and (b) the number of issued and outstanding shares of each class of its capital stock and (c) all outstanding options, warrants or other rights to acquire any equity interest in Paragren. All of the issued and outstanding shares of capital stock of Paragren (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance with all applicable state and federal securities laws and (iii) were not issued in violation of any preemptive rights or rights of first refusal or similar rights. Except as set forth on Schedule 3.4, no preemptive rights or rights of first refusal or similar rights exist with respect to any shares of capital stock of Paragren and no such rights arise by virtue of or in connection with the transactions contemplated hereby; except as described on Schedule 3.4, there are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require Paragren to issue or sell any shares of its capital stock (or securities convertible into or exchangeable for shares of its capital stock); there are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to Paragren; there are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the capital stock of Paragren; and Paragren is not obligated to redeem or otherwise acquire any of its outstanding shares of capital stock.

     3.5 SHAREHOLDERS OF PARAGREN. Schedule 3.5 sets forth, with respect to Paragren (i) the name, address and federal taxpayer identification number of, and the number of outstanding shares of each class of its capital stock owned by, each shareholder of record as of the close of business on the date of this Agreement (to be updated by Paragren as of the Closing); and (ii) the name, address and federal taxpayer identification number of, and number of shares of each class of its capital stock beneficially owned by, each beneficial owner of outstanding shares of capital stock as of the close of business on the date of this Agreement (to be updated by Paragren as of the Closing) (to the extent that record and beneficial ownership of any such shares are different). The Shareholders are the record and beneficial holders of the issued and outstanding shares of capital stock of Paragren as are set forth on Schedule 3.5 opposite their names, and own such shares free and clear of all Liens, restrictions and claims of any kind.

     3.6 NO VIOLATION. Except for any approvals or consents required with respect to those Material Contracts (as defined in Section 3.26) identified on
Schedule 3.26 as requiring the consents of third parties and except as set forth on Schedule 3.6, the execution and delivery of this Agreement by Paragren and the Shareholders, the performance by Paragren and the Shareholders of their obligations hereunder and the consummation by them of the transactions contemplated by this Agreement will not (a) contravene any provision of the Articles of Incorporation or By-Laws or other organizational or governing document of Paragren, (b) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against Paragren or any Shareholder, (c) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon or accelerate, any Material Contract which is applicable to, binding upon or enforceable against Paragren or any Shareholder, (d) result in or require the creation or imposition of any Lien upon or with respect to any of the properties or assets of Paragren or any Shareholder, (e) give to any individual or entity a right or claim against Paragren or any Shareholder or (f) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person.

     3.7 RECORDS OF PARAGREN. The Articles of Incorporation, By-Laws and other documents and agreements of Paragren which have been provided to APAC are accurate, and complete and reflect all amendments thereto. The minute books and other records of corporate actions for Paragren made available to APAC for review were correct and complete as of the date of such review, no further entries have been made to such minute books and records, such minute books and records contain the true signatures of the persons purporting to have signed them, and such minute books and records contain an accurate record of all corporate actions of the shareholders and directors (and any committees thereof) of Paragren, taken by written consent or at a meeting or otherwise since incorporation. All corporate actions by Paragren have been duly authorized or ratified. All accounts, books, ledgers and official and other records of Paragren are accurate and substantially complete, and there are no material inaccuracies or discrepancies of any kind contained therein. The stock ledgers of Paragren, as previously made available to APAC, contain accurate and complete records of all issuances, transfers and cancellations of shares of the capital stock of Paragren.

     3.8 SUBSIDIARIES. Paragren does not own any outstanding voting securities of or other interests in, or control, any other corporation, partnership, joint venture or other entity.

     3.9 FINANCIAL STATEMENTS. Paragren has delivered to APAC the audited financial statements of Paragren for the fiscal year ended June 30, 1996 (the "Audited Financial Statements") and the unaudited financial statements of Paragren for the period ended June 30, 1997 (the "Unaudited Financial Statements" and together with the Audited Financial Statements, the "Financial Statements"), copies of which are attached to Schedule 3.9(a) hereto. The balance sheet of Paragren dated as of June 30, 1997 included in the Unaudited Financial Statements attached to Schedule 3.9(a), is referred to herein as the "Current Balance Sheet." The Financial Statements fairly present, in all material respects, the financial position of Paragren at each of the balance sheet dates and the results of operations for the periods covered thereby, and, except for the Unaudited Financial Statements and as set forth on Schedule 3.9(b), have been prepared in accordance with GAAP consistently applied throughout the periods indicated.

     3.10 CHANGES SINCE THE CURRENT BALANCE SHEET DATE. Since the date of the Current Balance Sheet, except as set forth on Schedule 3.10, Paragren has not (except as expressly permitted or required by the terms of this Agreement): (a) issued, sold, pledged, disposed of, encumbered, or authorized the issuance, sale, pledge, disposition, grant or encumbrance of any shares of its capital stock or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or any other ownership interest in Paragren; (b) declared, set aside, made, or paid any dividend or other distribution payable in cash, stock, property or otherwise of or with respect to its capital stock or other securities, or reclassified, combined, split, subdivided or redeemed, purchased or otherwise acquired, directly or indirectly, any of its capital stock or other securities; (c) paid any bonus to or increased the rate of compensation of any of its officers or employees or amended any other terms of employment or engagement of such persons except in the ordinary course of business consistent with past practice; (d) sold, leased or transferred any of its properties or assets or acquired any interest in any corporation, partnership or other business, business organization or division thereof or properties or assets other than in the ordinary course of business consistent with past practice; (e) made or obligated itself to make expenditures in excess of $100,000; (f) made any payment in respect of, or otherwise discharged or satisfied, any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than in the ordinary course of business consistent with past practice; (g) except in the ordinary course of business incurred any obligations or liabilities (including, without limitation, any indebtedness for borrowed money, issuance of any debt securities, or the assumption, guarantee, or endorsement of the obligations of any Person), or entered into any transaction or series of transactions involving in excess of $50,000, except for this Agreement and the transactions contemplated hereby; (h) suffered any theft, damage, destruction or casualty loss in excess of $50,000; (i) suffered any extraordinary losses (whether or not covered by insurance) in excess of $50,000; (j) waived, canceled, compromised or released any rights having a value in excess of $50,000; (k) made or adopted any change in its accounting practices or policies; (l) made any adjustment to its books and records other than in respect of the conduct of its business activities in the ordinary course consistent with past practice; (m) entered into any transaction with any shareholder or any Affiliate of Paragren or of any shareholder of Paragren, or of any shareholder of Paragren; (n) entered into any employment or consulting agreement that is not terminable at Closing without any liability or obligation; (o) terminated, amended or modified any agreement involving an amount in excess of $50,000 in the aggregate; (p) imposed any security interest or other Lien on any of its assets; (q) delayed paying any account payable beyond 60 days following the date on which it is due and payable; (r) made or pledged any charitable contributions in excess of $10,000;
(s) entered into any other transaction or been subject to any event which has or is expected to have a Material Adverse Effect on Paragren; or (t) agreed to do or authorized any of the foregoing.

     3.11 LIABILITIES. Paragren has no liabilities or obligations, whether accrued, absolute, contingent or otherwise, except (a) to the extent reflected on the Current Balance Sheet and not paid or discharged, (b) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Current Balance Sheet (none of which relates to (i) any breach of contract or breach of warranty other than in the ordinary course of business consistent with past practice or (ii) any tort, infringement or violation of law, or which arose out of any action, suit, claim, governmental investigation or arbitration proceeding), (c) liabilities incurred in the ordinary course of business prior to the date of the Current Balance Sheet which, in accordance with GAAP consistently applied, were not required to be recorded thereon and which, in the aggregate, are not material, and (d) those liabilities set forth on Schedule 3.11(d). Schedule 3.11 lists all indebtedness, other than trade accounts payable (including the outstanding principal amount and accrued but unpaid interest and the name of the lender) owed by Paragren, including without limitation, indebtedness for borrowed money (including principal) and deferred compensation. Schedule 3.11 also lists the account numbers and names of each bank, broker or other depository institution, and the names of all persons authorized to withdraw funds from each such account for Paragren.

     3.12 LITIGATION. Except as listed on Schedule 3.12, there is no action, suit or other legal or administrative proceeding or governmental investigation pending, or, to the knowledge of Paragren or any Shareholder, threatened (i) against, by or affecting Paragren or any Shareholder (which, in the case of Shareholders, relates to or concerns Paragren or for which Paragren may be responsible), or Paragren's properties or assets, or (ii) which question the validity or enforceability of this Agreement or the transactions contemplated hereby. There are no outstanding orders, decrees or stipulations issued by any Governmental Authority in any proceeding to which Paragren is or was a party which have not been complied with in full or which continue to impose any obligations on Paragren.

     3.13  ENVIRONMENTAL MATTERS.

          (a) Paragren is and has at all times been in full compliance with all Environmental Laws governing its business, operations, properties and assets, including, without limitation: (i) all requirements relating to the Discharge and Handling of Hazardous Substances; (ii) all requirements relating to notice, recordkeeping and reporting; (iii) all requirements relating to obtaining and maintaining Licenses for the ownership of its properties and assets and the operation of its business as presently conducted; and (iv) all applicable writs, orders, judgments, injunctions, governmental communications, decrees, informational requests or demands received by Paragren issued pursuant to, or arising under, any Environmental Laws.

          (b) There are no non-compliance orders, warning letters, notices of violation (collectively "Notices"), claims, suits, actions, judgments, penalties, fines, or administrative or judicial investigations of any nature or proceedings (collectively "Proceedings") pending or threatened against or involving Paragren, its business, operations, properties or assets, or issued by any Governmental Authority or third party with respect to any Environmental Laws or Licenses issued to Paragren in connection with, related to or arising out of the ownership by Paragren of its properties or assets or the operation of its businesses, which have not been resolved to the satisfaction of the issuing Governmental Authority or third party in a manner that would not impose any obligation, burden or continuing liability on APAC or Paragren in the event that the transactions contemplated by this Agreement are consummated.

          (c) Paragren has not at any time Discharged, or allowed or arranged for any third party to Discharge, Hazardous Substances to, at or upon: (i) any location other than a site lawfully permitted to receive such Hazardous Substances; (ii) any parcel of real property owned or leased at any time by Paragren, except in compliance with applicable Environmental Laws; or (iii) any site which, pursuant to CERCLA or any similar state law has been placed on the National Priorities List or its state equivalent, or which the Environmental Protection Agency or any relevant state agency has notified Paragren that it has proposed or is proposing to place on the National Priorities List or its state equivalent. There has not occurred, nor is there presently occurring, a Discharge, or threatened Discharge of any Hazardous Substance on, into or directly beneath the surface of any real property owned or leased at any time by Paragren.

          (d) Except as provided in Schedule 3.13, Paragren does not use, nor has it used, any Aboveground Storage Tanks or Underground Storage Tanks, and to the knowledge of Paragren or any Shareholder, there are not now nor have there ever been any Underground Storage Tanks on any real property owned or leased at any time by Paragren and there has been no Discharge from or rupture of any Aboveground Storage Tanks or Underground Storage Tanks on any real property owned or leased at any time by Paragren.

          (e) To the knowledge of Paragren or any Shareholder, Schedule 3.13 identifies (i) all environmental audits, assessments or occupational health studies undertaken during the period of Paragren's lease thereof and during the prior five years by (A) any Governmental Authority, (B) Paragren agents or representatives, or (C) any third party, relating to or affecting Paragren or any property or assets owned or leased at any time by Paragren; (ii) the results of all ground, water, soil, air or asbestos monitoring undertaken by Paragren or its agents or representatives thereof or undertaken by any Governmental Authority or any third party, relating to or affecting any real property owned or leased at any time by Paragren; (iii) all relevant written communications between Paragren and any Governmental Authority arising under or relative to Environmental Laws including, but not limited to, all Notices issued to Paragren and pertaining to any property owned or leased at any time by Paragren; and (iv) all outstanding citations issued under OSHA, or similar state or local statutes, laws, ordinances, codes, rules, regulations, orders, rulings or decrees, relating to or affecting Paragren or its business or any real property owned or leased at any time by Paragren.

          (f) For purposes of this Section, the following terms shall have the meanings ascribed to them below:

          "Aboveground Storage Tank" shall have the meaning ascribed to such term in Section 6901 et seq., as amended, of RCRA.

          "Discharge" means any manner of spilling, leaking, dumping, discharging, releasing, migrating or emitting, as any of such terms may further be defined in any Environmental Law, into or through any medium including, without limitation, ground water, surface water, land, soil or air.

          "Environmental Laws" means all federal state, regional or local statutes, laws, rules, regulations, codes, ordinances, orders, plans, injunctions, decrees, rulings, licenses, and changes thereto, or judicial or administrative interpretations thereof, or similar laws, currently in existence, any of which govern, or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, waste disposal, hazardous or toxic substances, solid or hazardous waste, occupational, health and safety, as any of these terms are defined in such statutes, laws, rules, regulations, codes, orders, ordinances, plans, injunctions, decrees, rulings, licenses, and changes thereto, or judicial or administrative interpretations thereof, including, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. Section 9601, et seq. (herein, collectively, "CERCLA"); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Section 6901 et seq. (herein, collectively, "RCRA"); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 1801, et seq., (the "Hazardous Materials Transportation Act"); the Clean Water Act, as amended, 33 U.S.C. Section 1311, et seq. (the "Clean Water Act"); the Clean Air Act, as amended, 42 U.S.C. Section 7401-7642, (the "Clean Air Act"); the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq. (the "Toxic Substances Control Act"); the Federal Insecticide, Fungicide, and Rodenticide Act as amended, 7 U.S.C. Section 136-136y ("FIFRA"); the Emergency Planning and Community Right-to-Know Act of 1986 as amended 42 U.S.C. Section 11001, et seq. (Title III of SARA) ("EPCRA"); and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C.
     Section 651, et seq. ("OSHA").

          "Handle" (and "Handling") means any manner of generating, accumulating, storing, treating, disposing of, transporting, transferring, labeling, handling, manufacturing or using, as any of such terms may further be defined in any Environmental Law.

          "Hazardous Substances" shall mean any toxic or hazardous substance, material or waste, and any other contaminant, pollutant or constituent thereof, whether liquid, solid, semi-solid, sludge and/or gaseous, including without limitation, chemicals, compounds, by-products, pesticides, asbestos containing materials, petroleum or petroleum products, and polychlorinated biphenyls, the presence of which requires investigation or remediation under any Environmental Laws or which are regulated, listed or controlled by, under or pursuant to any Environmental Laws, or which has been or shall be determined or interpreted at any time by any Governmental Authority to be a hazardous or toxic substance regulated under any other statute, law, regulation, order, code, rule, order, or decree.

          "Licenses" means, all licenses, certificates, permits, approvals, decrees and registrations required under the Environmental Laws.

          "Underground Storage Tank" shall have the meaning ascribed to such term in Section 6901 et seq., as amended, of RCRA.

     3.14  REAL ESTATE.

          (a)  Paragren does not own and has never owned any real property.
Schedule 3.14(a) sets forth a list of all leases, licenses or similar agreements currently in effect to which Paragren is a party, which are for the use or occupancy of real estate owned by a third party ("Leases") (accurate and complete copies of which have previously been furnished to APAC), in each case, setting forth: (i) the lessor and lessee thereof and the commencement date, term and renewal rights under each of the Leases; (ii) the street address or legal description of each property covered thereby; and (iii) a brief description (including approximate size and function) of the premises leased by Paragren thereunder (the "Leased Premises"). The Leases are in full force and effect and have not been amended except as disclosed in Schedule 3.14(a), and Paragren is not, and to the knowledge of Paragren or any Shareholder, no other party is in default or breach under any such Lease. With respect to each such Leased Premises, Paragren has a valid leasehold interest in the Leased Premises, which leasehold interest is free and clear of any Liens, covenants and easements or title defects of any nature whatsoever and, to the knowledge of Paragren or any Shareholder: (i) the portions of the buildings located on the Leased Premises that are used in the business of Paragren are each in operating condition adequate for the operation of Paragren's business and are in the aggregate sufficient to satisfy Paragren's current and reasonably anticipated business activities as conducted thereat; (ii) each of the Leased Premises (a) has rights of ingress and egress provided under the applicable lease, sufficient to satisfy the current and reasonably anticipated normal transportation requirements of Paragren's business presently conducted thereat; and (b) is served by utilities sufficient to satisfy the current business activities conducted by Paragren thereat; and (iii) neither Paragren nor any Shareholder has received notice of (a) any condemnation proceeding with respect to any portion of the Leased Premises or any access thereto, and to the knowledge of Paragren or any Shareholder, no such proceeding is contemplated by any Governmental Authority; or (b) any special assessment which may affect any of the Leased Premises, and, to the knowledge of Paragren or any Shareholder, no such special assessment is contemplated by any Governmental Authority.

          (b) The Leased Properties collectively constitute all of the real property and interests in real property used in connection with the operation of Paragren and its business.

     3.15  BUSINESS; GOOD TITLE TO AND CONDITION OF ASSETS.

          (a) Paragren's sole business is the development, marketing, licensing, installation and maintenance of software-based marketing tools and databases and the provision of consulting and other services in connection therewith (the "Business"). Except as set forth on Schedule 3.15 hereto, Paragren owns or has the right to use, (pursuant to a Contract listed on Schedule 3.26), all of the assets used in the conduct of its business. Paragren has good and marketable title to all of the assets and properties owned by it free clear of any Liens.

          (b) The fixed assets currently in use or necessary for the business and operations of Paragren are in operating condition, normal wear and tear excepted, adequate for the operation of Paragren's business. For purposes of this Agreement, the term "fixed assets" means all vehicles, computers, machinery, equipment, tools, supplies, leasehold improvements, furniture and fixtures, owned, used by or located on the premises of Paragren or set forth on the Current Balance Sheet or acquired by Paragren since the date of the Current Balance Sheet.

     3.16 COMPLIANCE WITH LAWS. Paragren and each Shareholder (pertaining to the business of Paragren with respect to any Shareholders Affiliate) has been and is in compliance with all laws, regulations and orders applicable to it, its business and operations (as conducted by it now and in the past) or assets or the Leased Premises. Paragren has not been cited, fined or otherwise notified of any asserted past or present failure to comply with any laws, regulations or orders and no proceeding with respect to any such violation is pending or threatened. Except for the agreements described on Schedule 3.16, a correct and completed copy of which has been delivered to APAC, Paragren, is not subject to any Contract, decree or injunction which restricts the continued operation of any business or the expansion thereof to other geographical areas, customers and suppliers or lines of business. Neither Paragren, nor any of its employees or agents, has made any payment of funds in connection with its business which is prohibited by law, and no funds have been set aside to be used in connection with its business for any payment prohibited by law. Neither Paragren nor any Shareholder is engaged in or has engaged in any course of conduct that could subject any of Paragren's properties to any Lien, seizure or other forfeiture under any criminal law, racketeering influenced and corrupt organizations law, civil or criminal, or other similar laws.

     3.17 LABOR AND EMPLOYMENT MATTERS. (a) Paragren is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and there has been no labor union prior to the date hereof organizing any employees of Paragren into one or more collective bargaining units. There is not now, and there has not been prior to the date hereof, any actual or threatened labor dispute, strike or work stoppage which affects or which may affect the business of Paragren or which may interfere with its continued operations. Neither Paragren nor any employee or agent thereof has, since the date of incorporation or formation of Paragren committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is no pending or threatened charge or complaint against Paragren by or with the National Labor Relations Board or any representative thereof. To the knowledge of Paragren or any Shareholder, no executive or employee has any plans to terminate his or her employment with Paragren as a result of the transactions contemplated hereby or otherwise. Paragren has complied with applicable laws, rules and regulations relating to employment, civil rights and equal employment opportunities, including but not limited to, the Civil Rights Act of 1964, the Fair Labor Standards Act, and the Americans with Disabilities Act, all as amended.

          (b) Paragren is and at all times has been in full compliance with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended (the "Immigration Act"). With respect to each Employee (as defined in 8 C.F.R. 274a.1(f)) of Paragren for whom compliance with the Immigration Act is required, Paragren has on file a true, accurate and complete copy of (i) each Employee's Form I-9 (Employment Eligibility Verification Form) and (ii) all other records, documents or other papers prepared, procured and/or retained pursuant to the Immigration Act. Paragren has not been cited, fined, served with a Notice of Intent to Fine or with a Cease and Desist Order, nor has any action or administrative proceeding been initiated or threatened against Paragren, by the Immigration and Naturalization Service by reason of any actual or alleged failure to comply with the Immigration Act.

     3.18 EMPLOYEES. Schedule 3.18 is an accurate and complete schedule containing:

          (a) a list of all employees of Paragren (including name, title and position);

          (b)  the employee's length of service;

          (c) a list of all agreements, arrangements or understandings, written or oral, regarding services to be rendered, terms and conditions of employment, confidentiality and assignment of inventions, developments and copyrights (with respect to such items listed on Schedule 3.18, accurate and complete copies have been delivered to APAC the "Employment Contracts"); and

          (d) the compensation (including terms of payment, bonuses, commissions and deferred compensation, as well as any benefits) of each employee.

     3.19  EMPLOYEE BENEFIT PLANS.

          (a) Schedule 3.19 contains a list setting forth each employee benefit plan or arrangement of Paragren, including but not limited to employee pension benefit plans, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), multiemployer plans, as defined in Section 3(37) of ERISA, employee welfare benefit plans, as defined in
Section 3(1) of ERISA, deferred compensation plans, stock option plans, bonus plans, stock purchase plans, hospitalization, disability and other insurance plans, severance or termination pay plans and policies, whether or not described in Section 3(3) of ERISA, in which employees, their spouses or dependents of Paragren participate ("Employee Benefit Plans") (true and accurate copies of which, together with the most recent annual reports on Form 5500 and summary plan descriptions with respect thereto, has been furnished to APAC).

          (b) With respect to each Employee Benefit Plan (i) each has been administered in all respects in compliance with its terms and with all applicable laws, including, but not limited to, ERISA and the Internal Revenue Code of 1986, as amended (the "Code"); (ii) no actions, suits, claims or disputes are pending, or threatened; (iii) no audits, inquiries, reviews, proceedings, claims, or demands are pending with any governmental or regulatory agency; (iv) there are no facts which could give rise to any liability in the event of any such investigation, claim, action, suit, audit, review, or other proceeding; (v) all reports, returns and similar documents required to be filed with any governmental agency or distributed to any plan participant have been duly or timely filed or distributed; and (vi) no "prohibited transaction" has occurred within the meaning of the applicable provisions of ERISA or the Code.

          (c) With respect to each Employee Benefit Plan intended to qualify under Code Section 401(a) or 403(a), (i) the Internal Revenue Service has issued a favorable determination letter, true and correct copies of which have been furnished to APAC, that such plans are qualified and exempt from federal income taxes; (ii) no such determination letter has been revoked nor has revocation been threatened, nor has any amendment or other action or omission occurred with respect to any such plan since the date of its most recent determination letter or application therefor in any respect which would adversely affect its qualification or materially increase its costs; (iii) no such plan has been amended in a manner that would require security to be provided in accordance with Section 401(a)(29) of the Code; (iv) no reportable event (within the meaning of Section 4043 of ERISA) has occurred, other than one for which the 30-day notice requirement has been waived; (v) as of the Effective Date, the present value of all liabilities that would be "benefit liabilities" under
Section 4001(a)(16) of ERISA if benefits described in Code Section 411(d)(6)(B) were included will not exceed the then current fair market value of the assets of such plan (determined using the actuarial assumptions used for the most recent actuarial valuation for such plan); (vi) all contributions to, and payments from and with respect to such plans, which may have been required to be made in accordance with such plans and, when applicable, Section 302 of ERISA or
Section 412 of the Code, have been timely made; and (vii) all such contributions to the plans and all payments under the plans (except those to be made from a trust qualified under Section 401(a) of the Code) and all payments with respect to the plans (including without limitation PBGC (as defined below) and insurance premiums) for any period ending before the Effective Date that are not yet, but will be, required to be made are properly accrued and reflected on the Current Balance Sheet.

          (d) Paragren is not nor has been obligated with respect to any multiemployer plan as described in Section 4001(a)(3) of ERISA ("MPPA Plan"). Paragren does not maintain any Employee Benefit Plan which is subject to the requirements of Title IV of ERISA.

          (e) (i) Paragren is not obligated under any employee welfare benefit plan as described in Section 3(1) of ERISA ("Welfare Plan") to provide medical or death benefits with respect to any employee or former employee of Paragren or any predecessor thereof after termination of employment; (ii) Paragren has complied with the notice and continuation coverage requirements of
Section 4980B of the Code and the regulations thereunder with respect to each Welfare Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code; and (iii) there are no reserves, assets, surplus or prepaid premiums under any Welfare Plan which is an Employee Benefit Plan. The consummation of the transactions contemplated by this Agreement will not entitle any individual to severance pay, and, will not accelerate the time of payment or vesting, or increase the amount of compensation due to any individual.

          (f) Neither Paragren nor any entity that would be aggregated with Paragren under Code Section 414(b), (c), (m) or (o): (i) has ever terminated or withdrawn from an employee benefit plan under circumstances resulting (or expected to result) in liability to the Pension Benefit Guaranty Corporation ("PBGC"), the fund by which the employee benefit plan is funded, or any employee or beneficiary for whose benefit the plan is or was maintained (other than routine claims for benefits); (ii) has any assets subject to (or expected to be subject to) a lien for unpaid contributions to any employee benefit plan; (iii) has failed to pay premiums to the PBGC when due (iv) is subject to (or expected to be subject) an excise tax under Code Section 4971; (v) has engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; or (vi) has violated Code Section 4980B or Section 601 through 608 of ERISA.

          (g) (i) Except for the Paragren Technologies, Inc. Restated Employee Non-Qualified Stock Option Plan and the Paragren Technologies, Inc. Directors Option Plan and as otherwise described on Schedule 3.19, none of the Employee Benefit Plans obligates Paragren to pay separation, severance, termination or similar benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change of control" (as such term is defined in Section 280G of the Code); (ii) all required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements, or accruals for all periods ending prior to or as of the Effective Date shall have been made or properly accrued on the Current Balance Sheet or will be properly accrued on the books and records of Paragren as of the Effective Date; and (iii) none of the Employee Benefit Plans has any unfunded liabilities which are not reflected on the Current Balance Sheet.

     3.20 TAX MATTERS. Except as set forth on Schedule 3.20, all Tax Returns required to be filed prior to the date hereof with respect to Paragren or any of its income, properties, franchises or operations have been timely filed, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true and accurate in all respects. Except as set forth on Schedule 3.20, all Taxes due and payable by or with respect to Paragren have been paid or are accrued on the Current Balance Sheet. Except as set forth on Schedule 3.20, (i) no returns of Paragren have been audited and the time for assessing or collecting Taxes with respect to each taxable period of Paragren has not closed and each taxable period is subject to review by the relevant taxing authority; (ii) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any taxing authority against Paragren;
(iii) Paragren has not consented to extend the time in which any Taxes may be assessed or collected by any taxing authority; (iv) Paragren has not requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing; (v) there is no action, suit, taxing authority proceeding, or audit or claim for refund now in progress, pending or threatened against or with respect to Paragren regarding Taxes; (vi) there are no Liens for Taxes upon any assets of Paragren; (vii) Paragren has not been a member of an affiliated group (as defined in Section 1504 of the Code) or filed or been included in a combined, consolidated or unitary income Tax Return; (x) Paragren is not a party to or bound by any tax allocation or tax sharing agreement and has no current or potential contractual obligation to indemnify any other Person with respect to Taxes; (ix) no taxing authority will claim or assess any additional Taxes against Paragren for any period for which Tax Returns have been filed; (x) Paragren has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code (or any corresponding provision of state, local or foreign law) during the applicable period specified in Section 897(c)(l)(a)(ii) of the Code (or any corresponding provision of state, local or foreign law); (xi) no claim has ever been made by a taxing authority in a jurisdiction where Paragren does not file Tax Returns that Paragren is or may be subject to Taxes assessed by such jurisdiction; and (xii) true, correct and complete copies of all income and sales Tax Returns filed by or with respect to Paragren have been furnished or made available to APAC.

     3.21 INSURANCE. Paragren is covered by the policies of insurance described on Schedule 3.21 hereto (the "Insurance Policies"). Such Insurance Policies are in full force and effect, and all premiums due thereon have been paid through the date of this Agreement and will be paid through the Effective Date. Paragren has complied with the provisions of such Insurance Policies applicable to it, and has made available to APAC copies of all Insurance Policies and all amendments and riders thereto. Paragren has not failed to give, in a timely manner, any notice required under any of the Insurance Policies to preserve its rights thereunder. Schedule 3.21 contains (i) a complete and correct list of all Insurance Policies and all amendments and riders thereto (copies of which have been provided to APAC) and (ii) a detailed description of each pending claim under any of the Insurance Policies that relates to loss or damage to the properties, assets or businesses of Paragren or an employee thereof.

     3.22 RECEIVABLES. All of the accounts receivable of Paragren ("Receivables") represent bona fide transactions and arose in the ordinary course of business of Paragren. To the knowledge of Paragren or any Shareholder, there are not facts in existence which give rise to a set off or counterclaim available to any obligor under any of the Receivables.

     3.23 LICENSES AND PERMITS. Paragren possesses all licenses, approvals, permits or authorizations from Governmental Authorities (collectively, the "Permits") for its business and operations, including with respect to the operations of each of the Leased Premises. Schedule 3.23 sets forth a true, complete and accurate list of all such Permits or applications for such Permits. All such Permits are valid and in full force and effect, Paragren is in compliance with the respective requirements thereof, and no proceeding is pending or threatened to revoke or amend any of them. None of such Permits is or will be impaired or in any way affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     3.24 RELATIONSHIPS WITH CUSTOMERS AND SUPPLIERS; AFFILIATED TRANSACTIONS. No current supplier to Paragren has threatened to terminate its business relationship with Paragren for any reason. Paragren has no direct or indirect interest in any customer, supplier or competitor of Paragren or in any person from whom or to whom Paragren leases real or personal property. Except as set forth on Schedule 3.24, no officer, director or shareholder of Paragren, nor any person related by blood or marriage to any such person, nor any entity in which any such person owns any beneficial interest, is a party to any Contract or transaction with Paragren or has any interest in any property used by Paragren.

     3.25 INTELLECTUAL PROPERTY. Except as set forth on Schedule 3.25, Paragren has full and exclusive legal right, title and interest in and to all trademarks, service marks, trade names, copyrights, know-how, patents, trade secrets, licenses, and other intellectual property used in the conduct of its business (the "Intellectual Property"). All Intellectual Property is either (a) an original creation of an employee of Paragren within his scope of employment with Paragren as "work made for hire" or (b) has been duly licensed and assigned to Paragren. The conduct of the business of Paragren as presently conducted, and the unrestricted conduct and the unrestricted use and exploitation of the Intellectual Property, does not infringe or misappropriate any rights held or asserted by any Person and, to the knowledge of Paragren or any Shareholder, no Person is infringing on any Intellectual Property. Except as set forth on
Schedule 3.25, no payments are required for the continued use of the Intellectual Property (other than maintenance fees in the ordinary course of business). None of the Intellectual Property has ever been declared invalid or unenforceable, or is the subject of any pending or, to the knowledge of Paragren or any Shareholder, threatened action for opposition, cancellation, declaration, infringement, or invalidity, unenforceability or misappropriation or like claim, action or proceeding.

     3.26 CONTRACTS. Schedule 3.26 sets forth a list of each Material Contract (as defined below), accurate and complete copies of which have been made available to APAC. Schedule 3.26 identifies all Material Contracts that require the consents of third parties to the transactions contemplated hereby. Except as set forth on Schedule 3.26, Paragren has not violated any of the terms or conditions of any Material Contract or any term or condition which would permit termination or material modification of any Material Contract, to the knowledge of Paragren or any Shareholder, all of the covenants to have been performed by any other party thereto have been fully performed or waived, and there are no claims for breach or indemnification or notice of default or termination under any Material Contract. No event has occurred which constitutes, or after notice or the passage of time, or both, would constitute, a default by Paragren under any Material Contract, and, to the knowledge of Paragren or any Shareholder, no such event has occurred which constitutes or would constitute a default by any other party. As used in this Section 3.26, "Material Contracts" shall mean written or oral, (a) loan agreements, indentures, mortgages, pledges, hypothecations, deeds of trust, conditional sale or title retention agreements, security agreements, equipment financing obligations or guaranties, or other sources of contingent liability in respect of any indebtedness or obligations to any other Person, or letters of intent or commitment letters with respect to same (other than those which provide for annual payments of less than $50,000);
(b) contracts obligating Paragren to provide or obtain products or services for a period of one year or more; (c) leases of real property; (d) leases of personal property; (e) distribution, sales agency or franchise or similar agreements, or agreements providing for an independent contractor's services, or letters of intent with respect to same; (f) employment agreements, management service agreements, consulting agreements, confidentiality agreements, non-competition agreements, employee handbooks, policy statements and any other agreements relating to any employee, officer or director of Paragren; (g) licenses, assignments or transfers of trademarks, trade names, service marks, patents, copyrights, trade secrets or know how, or other agreements regarding proprietary rights or intellectual property; (h) contracts relating to pending capital expenditures by Paragren in excess of $50,000; (i) contracts obligating Paragren to purchase computers, services, supplies, equipment of any kind; (j) non-competition agreements, (k) any contracts obligating Paragren to make payments in excess of $50,000, over the remaining term of such contract; (l) software licenses, consulting services, marketing, support services and maintenance agreements, and (m) all other Contracts or understandings which are material to Paragren, or its businesses, assets or properties, irrespective of subject matter and whether or not in writing.



     3.27  SOFTWARE AND INFORMATION SYSTEMS.

          (a) Paragren has all necessary right, title and interest, in the form of ownership or licenses, in and to all electronic data processing systems, information systems, computer software programs, program specifications, charts, procedures, source codes, input data, routines, data bases and report layouts and formats, record file layouts, diagrams, functional specifications and narrative descriptions, flow charts and other related material used by Paragren (collectively the "Software"). Schedule 3.27 sets forth a correct, and complete list and summary description of all Software and identifies (i) Software which is owned by Paragren and any licenses thereof; (ii) Software which is licensed to Paragren and whether any copies of such licensed Software have been made;
(iii) any other Software in which Paragren has any use, possessory or proprietary rights; (iv) all pending Software development projects, together with an identification of the persons undertaking such projects and (v) Software which is a component or is incorporated in or is specifically required to deliver, develop or support any products or services sold, licensed or rendered by Paragren, including without limitation, "RACER" and the "One-by-One Decision Support System" ("Product Software").

          (b)  With respect to the Product Software:

          (i) all Product Software documentation is current, accurate and sufficient in detail and content to identify and explain the nature thereof, and to allow its full and proper use by competent computer personnel of Paragren without reliance on the special knowledge or memory of others; and

          (ii) except as described on Schedule 3.27, no proprietary rights in any Product Software have been transferred by Paragren whether by sale, assignment or license, or have been lost for any reason;

          (c) All Product Software is presently protectible to the extent permitted under applicable copyright laws, and, except as described on Schedule 3.27, is not part of the public knowledge or literature, nor, to the knowledge of Paragren or any Shareholder, has any Product Software been used, divulged or appropriated for the benefit of any other person, or to the detriment of Paragren.

          (d) The Company has taken appropriate measures to protect the secrecy, confidentiality and value of the Product Software.

          (e) All source codes, object codes and source code comments included in the Product Software are sufficient to the extent reasonably necessary to enable Paragren to maintain and modify the Product Software.

          (f) Paragren has sufficient rights in the Software to enable it to operate its business as currently operated, free and clear of any royalties, license fees, liens, claims, encumbrances and adverse rights, except as described on Schedule 3.27.

          (g) Paragren is in actual and sole possession of all copies of the source code, source code comments and object code (except for copies of object code held by licensees and copies disclosed to the persons listed on Schedule 3.27) and other proprietary rights included in the Product Software.

          (h) Schedule 3.27 lists all current and former employees of Paragren who were authors of the Product Software and to the best knowledge of Paragren or any Shareholder, any other person or entity who materially participated in the development of the Product Software or any portion thereof or performed any work related to the Product Software (such authors and other persons or entities are collectively referred to as the "Software Authors"). Each Product Software Author identified as "internal" made his contribution to the Product Software within the scope of employment with Paragren as "work made for hire". Except as set forth on Schedule 3.23, the Product Software and every portion thereof is an original creation of the Software Authors (or other persons not having any rights thereto) and does not contain any source code or portions of source code (including any "canned program") created by any parties other than the Software Authors.

          (i) All Product Software is functional in all material respects, meets the relevant application requirements, has no defects or errors which could materially and adversely affect Paragren's or any licensee's use of the Product Software or the functioning of the Product Software in accordance with the specifications for the Product Software published by Paragren or provided to customers, the Product Software has all the features described in the Paragren user manuals or advertisements and materials made available to Paragren's customers; and, to the best knowledge of Paragren or any Shareholder, the Product Software does not contain any "back door", "time bomb," "Trojan horse," "work," "drop dead device," "virus" (as these terms are commonly used in the computer software industry), or other software routines or hardware components designed to permit unauthorized access, to disable or erase software, hardware, or data in a manner unauthorized by, and contrary to the intentions of, the user, or to perform any other similar unauthorized destructive type of functions.

          (j) Except as set forth on Schedule 3.27, no person or entity other than Seller has any interest in or with respect to the Product Software, including the right to use, make, copy, sell, exploit, and no situation, matter, or agreement exists that would preclude Paragren from making any change to the Product Software or combining it with other software in any lawful manner.

          (k) Except as set forth on Schedule 3.27, the Product Software has been licensed for use by third parties only in connection with use of a product sold by the Business.

          (l) Paragren is the exclusive owner of the Product Software and no Person has any interest therein except pursuant to the licenses granted by Paragren listed on Schedule 3.27, accurate and complete copies of which have been delivered to APAC. Paragren's use of any Software does not infringe or violate the proprietary or intellectual property rights of any Person. Neither Paragren nor any Shareholder has any knowledge that any third party is violating or has violated any of Paragren's proprietary rights in the Software.

          (m) Schedule 3.27 contains a complete list of all third party software and patent rights which are a component of or incorporated in or specifically required to develop or support any of the Software ("Incorporated Products"), and a list of all restrictions on Paragren's unrestricted right to use, incorporate or distribute the Incorporated Products. Paragren is not in violation of any license, sublicense or agreement with respect to an Incorporated Product.

          (n) Except as described on Schedule 3.27, all actions and modifications necessary for the continued effective use of the Software despite the occurrence of the date January 1, 2000 have been taken or made.

     3.28 ACCURACY OF INFORMATION FURNISHED. No representation, statement or information contained in this Agreement (including, without limitation, the various Schedules attached hereto) or any agreement executed in connection herewith or in any certificate delivered pursuant hereto or thereto or made or furnished to APAC or its representatives by Paragren or any Shareholder, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein not misleading. Paragren has made available to APAC correct and complete copies of all documents listed or described in the various Schedules attached hereto. The financial projections delivered by Paragren to APAC represent Paragren's good faith estimate of future performance. Neither Paragren nor any Shareholder has any basis to believe such projections are not reasonable.

     3.29 NO COMMISSIONS. Neither Paragren nor any Shareholder has incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby, except as described in Schedule 3.29.

     3.30 SECURITIES MATTERS. Each Shareholder is an "accredited investor" as that term is defined in Regulation D promulgated under the Securities Act. Each Shareholder is obtaining the APAC Shares for his own account, for investment purposes and not with a view to distribution. Each Shareholder has received the APAC Reports and the opportunity to receive additional requested information regarding APAC.

     3.31 HSR. The ultimate parent of Paragren for purposes of the HSR Act does not have $10 million or more of assets or income for purposes of the "size of person" test under the HSR Act.
                                    ARTICLE 4

                              ADDITIONAL AGREEMENTS

     4.1 FURTHER ASSURANCES. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

     4.2 COMPLIANCE WITH COVENANTS. The Shareholders, other than Cognizant, shall cause Paragren to comply with all of the covenants of Paragren under this Agreement.

     4.3 COOPERATION. Each of the parties agrees to cooperate with the other in the preparation and filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any law, rule or regulation in connection with the transactions contemplated by this Agreement and to use their respective best efforts to agree jointly on a method to overcome any objections by any Governmental Authority to any such transactions.

     4.4 PARAGREN DEBT. Within 10 days after the Effective Date, APAC or the Surviving Corporation shall pay to Magid Abraham the amount of $514,863.68, in full payment of Paragren's indebtedness and deferred compensation payable to Magid Abraham and/or Linda Boland, complete and accurate copies of all documentation for which has been made available to APAC. Following the Effective Date, APAC shall use commercially reasonable efforts to obtain a prompt release of Magid Abraham's personal guarantee described on Schedule 3.11 hereto.

     4.5 CONFIDENTIALITY; PUBLICITY. Except as may be required by law or as otherwise permitted or expressly contemplated herein, no party hereto or their respective Affiliates, employees, agents and representatives shall disclose to any third party this Agreement, the subject matter or terms hereof or any confidential information or other proprietary knowledge concerning the business or affairs of any other party which it may have acquired from such party in the course of pursuing the transactions contemplated by this Agreement without the prior consent of the other parties hereto; provided, that any information that is otherwise publicly available, without breach of this provision, or has been obtained from a third party without a breach of such third party's duties, shall not be deemed confidential information. APAC may make such public disclosure as it deems advisable; provided that APAC will utilize its reasonable best efforts to consult with the Shareholder Representatives prior to any such disclosure.
No press release or other public announcement related to this Agreement or the transactions contemplated hereby shall be issued by Paragren or any Shareholder without the prior written approval of APAC.

     4.6 RESTRICTIVE COVENANTS. (a) In order to assure that APAC will realize the benefits of the Merger, the Shareholders, other than Cognizant, agree with APAC that they will not:

          (i) during the period commencing on the Closing and ending on the later of (x) five years after the Closing and (y) two years after the termination of the Shareholder s employment with Paragren or APAC or any Affiliate of APAC, directly or indirectly, alone or as a partner, joint venturer, officer, director, member, employee, consultant, agent, independent contractor or stockholder of, or lender to, any company or business, engage in the business of (A) providing, soliciting to provide or responding to any request to provide any services or products to any Person that is or was a customer of Paragren, APAC or any Affiliate of APAC of the same type or nature as are then provided by or can be provided by Paragren, APAC or any Affiliate of APAC, (B) developing, marketing, selling, licensing or providing any product or service that competes with any product or service made or provided by Paragren, APAC or any Affiliate of APAC, or (C) engaging in, or becoming involved with or assisting any Person or business activity which is directly or indirectly engaged in, competition with any of the products or services developed, licensed, sold or otherwise provided or under development by Paragren, APAC or any Affiliate of APAC at such time (each of (A), (B) and (C) being a "Competitive Activity") anywhere in the United States;

          (ii) during the period commencing on the Closing and ending five years after the Closing, directly or indirectly, induce, request or advise any customer or prospective customer of APAC (including Paragren) to abstain from, withdraw, curtail or cancel any business with APAC (including Paragren). For purposes of this Agreement, the term "prospective customer" shall mean any person, corporation or other entity to which APAC (including Paragren) has made a written or oral presentation or proposal within the eighteen (18) month period prior to the Effective Date;

          (iii) during the period commencing at the Closing Date and ending five years after the Closing Date, directly or indirectly, as an employee, agent, salesman or member of any person, corporation, firm or otherwise, solicit any employee or agent of Paragren, APAC or any Affiliate of APAC or make such other contact with such employee or agent, the product of which contact will or may yield a termination of the employment or agency relationship of such employee or agent with Paragren, APAC or such affiliate of APAC; or

          (iv) during the period commencing at the Closing Date, directly or indirectly, in any way utilize, disclose, copy, reproduce or retain in his possession any of Paragren's or APAC's proprietary rights or records;

provided, however, that the beneficial ownership of less than five percent (5%) of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this Section.

          (b) In order to assure that APAC will realize the benefits of the Merger, Cognizant agrees with APAC that it will not:

          (i) during the one-year period commencing on the Closing Date, directly or indirectly, alone or as a partner, joint venturer, officer, director, member, employee, consultant, agent, independent contractor or stockholder of, or lender to, any company or business, engage in the business of developing, marketing or licensing or providing consulting services with respect to any customer acquisition, customer retention, marketing database or call center products or services which are competitive with products of services offered by Paragren as of the Closing Date, anywhere in the United States; provided, however, that this provision will not restrict Cognizant or any of its subsidiaries from developing, marketing, licensing or providing products or services which Cognizant or any of its subsidiaries offers or is developing as of the Closing Date;

          (ii) during the one year period commencing on the Closing Date, induce any Person which is a customer of Paragren on the Closing Date to acquire or license a software-based marketing tool which is competitive with products or services offered by Paragren as of the Closing Date, excluding any such products or services that Cognizant or any of its subsidiaries offers or is developing as of the Closing Date;

          (iii) during the one-year period commencing on the Closing Date, directly or indirectly solicit for employment, any person who was employed by Paragren as of the Closing Date or within the prior six months, or in any manner seek to induce any such person to leave his or her employment; or

          (iv) during the period commencing on the Closing Date, directly or indirectly, in any way utilize, disclose, copy, reproduce or retain in its possession any of Paragren's proprietary rights or records;

provided, however, that the beneficial ownership of less than five percent (5%) of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this Section.

          (c) The Shareholders agree and acknowledge that the restrictions contained in this Section 4.6 are reasonable in scope and duration and are necessary to protect APAC and Paragren after the Closing Date. If any provision of this Section 4.6, as applied to any party or to any circumstance, is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of the remainder of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. The parties agree and acknowledge that the breach of this Section 4.6, will cause irreparable damage to APAC and upon breach of any provision of this Section 4.6, APAC shall be entitled to injunctive relief, specific performance or other equitable relief, provided, however, that the foregoing remedies shall in no way limit any other remedies which APAC may have (including, without limitation, the right to seek monetary damages).

     4.7 TRADING IN APAC COMMON SHARES. Except as otherwise expressly consented to by APAC in writing:

          (a) Magid Abraham, Linda Boland and each of their Affiliates (collectively, the "Abraham Family") shall not, directly or indirectly sell or transfer with respect to any APAC Shares ("Abraham Family Shares") except that they may transfer up to 20% of the Abraham Family Shares prior to the first anniversary of the Effective Date and up to an additional 20% of the Abraham Family Shares (on a cumulative basis) beginning on each of the first four anniversaries of the Effective Date. The restrictions in this Section 4.7(a) will terminate to the extent (if any) necessary to allow the Abraham Family to sell the portion of the Abraham Family Shares equal to the portion of the APAC Common Shares holdings beneficially owned by Theodore Schwartz and his spouse (for purposes hereof, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act) sold during such period. The restrictions in this Section 4.7(a) will terminate upon (i) the death of Magid Abraham, (ii) the sale by APAC or Paragren of the Business accompanied by a transfer of Magid Abraham's employment to the acquiror thereof or (iii) the termination of Magid Abraham's employment with the Company due to his permanent physical disability.

          (b) Cognizant shall not, directly or indirectly, sell or transfer any APAC Shares ("Cognizant Shares"), except that Cognizant may (i) sell or transfer up to 50% of the Cognizant Shares prior to the expiration of a six-month period after the Effective Date and (ii) thereafter may, with respect to the other 50% of the Cognizant Shares, transfer up to 25,000 of such Cognizant Shares per five trading day period ("Week") (on a cumulative basis), but in any event, not more than 100,000 of such Cognizant Shares in any Week, until the first anniversary of the Effective Date, upon which the restrictions in this Section 4.7(b) will terminate.

          (c) APAC shall promptly take any action required to permit the APAC Shares to be traded on the NASDAQ National Market (as long as the APAC Common Shares are traded thereon).
     4.8 REGISTRATION OF RESALES OF SHARES. (a) Within thirty (30) days following the Effective Date, APAC shall (i) cause to be filed with the SEC, a registration statement (the "Registration Statement") under the Securities Act of 1933 relating to the resale of the APAC Shares, (ii) use their reasonable best efforts to cause such Registration Statement to become effective, (iii) take any action (other than qualifying to do business in any jurisdiction in which it is not now qualified) required to be taken under any applicable state securities laws in connection with the resale of the APAC Shares; and (iv) prepare all documents, notices and announcements required in connection with the resale of the APAC Shares, including the prospectus included in the Registration Statement (the "Prospectus"), and cause the Prospectus to be mailed to and otherwise made available to the shareholders of Paragren. The Company shall cause the Registration Statement relating to the resale of the Shares to be continuously effective for a period of not less than two years.

          (b) All expenses incurred by APAC in effecting the registration for resale of APAC Shares including, without limitation, all registration and filing fees with any governmental entity, printing expenses, and fees and disbursements of counsel for APAC, shall be paid by and be the sole obligation of APAC. All selling commissions applicable to sales of APAC Shares and all fees and disbursements of counsel in connection therewith shall be paid by and be the sole obligation of the shareholders of Paragren.

          (c) The shareholders of Paragren shall timely furnish such information as may reasonably be requested by APAC (including without limitation a plan of distribution) for inclusion in, or necessary to the preparation of, the Registration Statement or other filing ancillary thereto. The information supplied by the shareholders of Paragren, for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in the light of the circumstances under which they are made, not misleading.

          (d) The Registration Statement and the Prospectus at the time the Registration Statement becomes effective, shall not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that APAC shall not be responsible for any information provided by the shareholders of Paragren for inclusion in the Registration Statement.

     4.9 SHAREHOLDER AND DIRECTOR VOTE. Each Shareholder, in executing this Agreement, consents as director and shareholder (as applicable) of Paragren, to the Merger and other transactions contemplated hereby, waives notice of any meeting in connection therewith, and hereby releases and waives all rights with respect to the transactions contemplated hereby under any agreements relating to the sale, purchase or voting of stock of Paragren.

     4.10 TAX TREATMENT. APAC, Paragren and the Shareholders shall use their respective reasonable best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368(a)(2)(E) of the Code. All parties hereto agree to file copies of the plan of merger for the Merger with their respective Federal income tax returns for the year in which the Merger is effective, and to comply with the reporting requirements of Treasury Regulation 1-368.3.

     4.11 APPOINTMENT OF SELLER REPRESENTATIVE. Each of Paragren and the Shareholders hereby appoints Magid Abraham and a designee appointed by Cognizant, initially Greg Vereschagin, acting jointly, (the "Seller Representatives") the attorneys-in-fact of such person, with full power and authority, including power of substitution, acting in the name of and for and on behalf of such person to amend or waive any provision of this Agreement, to terminate this Agreement pursuant to the provisions hereof, and to take all other action under or related to this Agreement, which in their discretion, they may consider necessary or proper to effectuate the transactions contemplated hereunder or thereunder and to resolve any dispute with APAC over any aspect of this Agreement and on behalf of such person to enter into any agreement to effectuate any of the foregoing which shall have the effect of binding such person as if such person had personally entered into such an agreement; provided, however, that all actions taken or decisions made by the Seller Representatives on behalf of Paragren or the Shareholders shall be taken or made in a manner which is ratable and equitable amongst all of them. This appointment and power of attorney shall be deemed as coupled with an interest and all authority conferred hereby shall be irrevocable and shall not be subject to termination by operation of law, whether by the death or incapacity or liquidation or dissolution of Paragren or any Shareholder or the occurrence of any other event or events. The Seller Representatives may not terminate this power of attorney with respect to Paragren or Shareholder, or such person's successors or assigns without the consent of APAC. Paragren and the Shareholders agree to hold the Seller Representatives harmless from any and all loss, damage or liability and expenses (including legal fees) which such persons may sustain as a result of any action taken in good faith by the Seller Representatives.

     4.12 NEW APAC OPTIONS. APAC shall make available for grant, prior to December 31, 1998, to employees of Paragren, other than Magid Abraham and Linda Boland, as identified by senior management of Paragren, options to purchase 250,000 APAC Common Shares, on APAC's customary terms. Such options will be granted in part to satisfy bonus and commission commitments under Paragren's 1997 compensation arrangements, and any such options will be credited toward the 250,000 quantity.
                                    ARTICLE 5

                             SECURITIES LAWS MATTERS

          The parties agree that the APAC Shares will not be sold or otherwise disposed of, except (a) pursuant to an exemption from the registration requirements under the Securities Act, or (b) pursuant to an effective registration statement filed by APAC with the SEC under the Securities Act. The certificates for such shares will bear a legend to such effect.


                                    ARTICLE 6

                                 INDEMNIFICATION

     6.1 AGREEMENT BY THE SHAREHOLDERS FOR INDEMNIFICATION. Each Shareholder agrees, jointly and severally, to indemnify and hold APAC and its shareholders, directors, officers, employees, attorneys, agents and Affiliates harmless from and against, and APAC shall be entitled to recover by set off against the Held Back Shares in accordance with Section 6.3, the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses, but excluding any consequential damages or punitive damages suffered by APAC which do not reflect amounts paid on third party claims) incurred or suffered by APAC, net of any related insurance recoveries, arising out of, relating to, or resulting from (i) any breach of a representation or warranty made by any of Paragren or the Shareholders in or pursuant to this Agreement, (ii) any breach of the covenants or agreements made by Paragren or the Shareholders in or pursuant to this Agreement, or (iii) any inaccuracy in any certificate, instrument or other document delivered by Paragren or the Shareholders as required by this Agreement (collectively, "Indemnifiable Damages").

     6.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by Paragren and the Shareholders in this Agreement or pursuant hereto shall survive for a period of two years following the Closing Date except that the representations and warranties of Paragren and the Shareholders in Section 3.20 shall survive until expiration of the applicable statute of limitations. No claim for the recovery of Indemnifiable Damages may be asserted by APAC after such applicable period has expired; provided, however, that claims for Indemnifiable Damages first asserted within such period shall not thereafter be barred. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement.
Each of the representations and warranties of APAC shall survive for a period of two years following the Closing Date.

     6.3 SECURITY FOR INDEMNIFICATION OBLIGATIONS. As security for the indemnification obligations contained in this Article 6, at the Closing, APAC shall deliver to the Escrow Agent certificates representing the Held Back Shares issued pursuant to this Agreement, to be held in accordance with the Escrow Agreement.

     6.4 VOTING OF AND DIVIDENDS ON THE HELD BACK SHARES. All Held Back Shares held by the Escrow Agent under the Escrow Agreement shall be deemed to be owned by the Shareholders and the Shareholder Representatives shall be entitled to vote the Held Back Shares; provided, however, that there shall also be deposited under the Escrow Agreement, all APAC Common Shares or other assets issued to or paid upon Held Back Shares as a result of any stock or other dividend or distribution or stock split with respect to the Held Back Shares.

     6.5 INDEMNITY BASKET AND LIMITATION. APAC shall not have any right to indemnification under Section 6.1 until the aggregate Indemnifiable Damages are at least $500,000, but may then recover all Indemnifiable Damages in excess of $100,000. Absent fraud on the part of Paragren or the Shareholders, APAC will seek recovery of Indemnifiable Damages pursuant to Section 6.1 only from the Held Back Shares (and any distributions thereon and proceeds therefrom) and shall not bring any separate claim or action against the Shareholders; provided, however, that this sentence shall no in any way restrict the right of APAC to enforce Sections 4.1, 4.5, 4.6 or 4.7 or to recover damages from any person for its breach thereof.

     6.6 REMEDIES CUMULATIVE. Subject to Section 6.5, the remedies provided herein shall be cumulative and shall not preclude APAC from asserting any other right, or seeking any other remedies against any Shareholder. Each Shareholder hereby waives any right to contribution or any other similar right he may have against Paragren as a result of his agreement to indemnify in this Article 6.


                                    ARTICLE 7

                                   DEFINITIONS

     7.1 DEFINED TERMS. As used herein, the following terms shall have the following meanings:

          "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Contract" means any agreement, contract, lease, note, mortgage, indenture, loan agreement, franchise agreement, covenant, employment agreement, license, instrument, purchase and sales order, commitment, undertaking, obligation, whether written or oral, express or implied.

          "Environmental Costs" shall mean any and all expenses, costs, damages, liabilities, or obligations (including, without limitation, fees and expenses of counsel) incurred by, under or pursuant to any Environmental Laws or related to the Discharge, Handling, presence or clean up of Hazardous Substances arising as a result of events occurring or facts or circumstances arising or existing on or prior to the Closing Date (whether or not in the ordinary course of business).

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time.

          "Governmental Authority" means any nation or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, but not limited to, any conditional sale or other title retention agreement any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law or any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge), other than statutory liens for taxes and materialmen, warehousemen and landlord's payments incurred in the ordinary course of business and not yet due.

          "Litigation Costs" shall mean any and all reasonable expenses, costs, damages, liabilities, or obligations (including, without limitation, fees and expenses of counsel) incurred in connection with any action, suit, or other legal or administrative proceeding or governmental investigation arising as a result of events occurring or facts or circumstances arising or existing on or prior to the Closing Date (whether or not in the ordinary course of business).

          "Material Adverse Change (or Effect)" means a change (or effect), in the condition (financial or otherwise), properties, assets, liabilities, rights, obligations, operations, business or prospects which change (or effect) individually or in the aggregate, is materially adverse to such condition, properties, assets, liabilities, rights, obligations, operations, business or prospects.

          "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

          "Register," "registered" and "registration" refer to a registration of the offering and sale of securities effected by preparing and filing a registration statement in compliance with the Securities Act and the declaration or ordering of the effectiveness of such registration statement.

          "SEC" means the Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Tax Return" means any tax return, filing or information statement required to be filed in connection with or with respect to any Tax.

          "Taxes" means all taxes, fees or other assessments, including, but not limited to, income, excise, property, sales, use, franchise, intangible, payroll, withholding, social security and unemployment taxes imposed by any federal, state, local or foreign government agency, and any interest or penalties related thereto.

          "Transaction Fees" means all legal, accounting, tax, consulting and financial advisory and other fees and expenses, including any transfer taxes, fees and expenses and the cost of title insurance and filing fees in connection with the HSR Act, incurred, paid, or payable by Paragren in connection with the transactions contemplated hereby, and not otherwise paid by the Shareholders.

     7.2  OTHER DEFINITIONAL PROVISIONS.

          (a) All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.

          (b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

          (c) All matters of an accounting nature in connection with this Agreement and the transactions contemplated hereby shall be determined in accordance with GAAP applied on a basis consistent with prior periods, where applicable.

          (d) As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.


                                    ARTICLE 8

                               GENERAL PROVISIONS

     8.1 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be deemed given if delivered by certified or registered mail (first class postage prepaid), guaranteed overnight delivery or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage prepaid) or guaranteed overnight delivery, to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which any party shall designate in writing to the other parties):

          (a)  IF TO APAC TO:

               APAC TeleServices. Inc.
               One Parkway North Center, Suite 510
               Deerfield, IL  60015
               Attn:  Marc Simon
               Fax:  (847) 374-3215

               With a copy to:

               Helen R. Friedli, P.C.
               McDermott, Will & Emery
               227 West Monroe Street
               Chicago, Illinois 60606
               Fax: (312)984-3669

          (b)  IF TO PARAGREN AND/OR THE SHAREHOLDERS TO:

               Mr. Magid Abraham
               9898 Windy Hollow Road
               Great Falls, VA  22066

               Cognizant Corporation
               200 Nayala Farms
               Westport, CT 06880
               Attention: Mr. Greg Vereschagin
               Fax:(203) 222-4392

               With copies to:

               Barry Shkolnik, Esq.
               Neal Gerber & Eisenberg
               Two North LaSalle Street
               Chicago, Illinois  60602
               Fax: (312) 269-1747

               Frederic J. Marx, Esq.
               Hemenway & Barnes
               60 State Street
               Boston, Massachussets  02109
               Fax: (617) 227-0781


     8.2 ENTIRE AGREEMENT. This Agreement (including the Schedules and Exhibits attached hereto) and other documents delivered at the Closing pursuant hereto, contains the entire understanding of the parties in respect of its subject matters and supersedes all prior agreements and understanding (oral or written) between or among the parties with respect to such subject matter. The Schedules and Exhibits constitute a part hereof as though set forth in full above.

     8.3 EXPENSES. The Shareholders shall pay the fees and expenses of the Shareholders and Paragren (including, without limitation, their counsel fees, incurred in connection with this Agreement or any transaction contemplated hereby, and APAC shall pay APAC's fees and expenses (including, without limitation, its counsel fees and the reasonable fees described on Schedule 3.29) incurred in connection with this Agreement or any transaction contemplated hereby.

     8.4 AMENDMENT; WAIVER. This Agreement may not be modified, amended, supplemented, canceled, or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.

     8.5 BINDING EFFECT; ASSIGNMENT. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns. Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights hereunder. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned or delegated by Paragren or the Shareholders without the prior written consent of APAC. APAC may assign all or any portion of its rights hereunder to one or more of its wholly owned subsidiaries.

     8.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

     8.7 INTERPRETATION. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The headings contained herein and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules. Whenever, the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". Time shall be of the essence in this Agreement.

     8.8 GOVERNING LAW; INTERPRETATION. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Illinois applicable to contracts executed and to be wholly performed with such State.

     8.9 DISPUTE RESOLUTION. (a) The parties shall attempt in good faith to resolve any disputes or claims arising out of or relating to this Agreement (including any dispute under Article 6), promptly by negotiations between representatives who have the authority to settle the controversy. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within 20 days after delivery of said notice, such executives or representatives of the parties shall meet at a mutually acceptable time and place and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved within 30 days of the original notice, or if the parties fail to meet within 20 days, any party may initiate arbitration of the controversy or claim as provided in Section 8.9(b) by delivery of notice thereof to the other party in the dispute.

          (b) If a dispute is not resolved pursuant to Section 8.9(a), the dispute shall then be submitted for final settlement by arbitration conducted in accordance with the then current JAMS/Endispute Comprehensive Arbitration Rules and Procedures except as listed within this section by a sole and independent arbitrator who shall apply Illinois law, excluding its conflicts rules, and base his or her decision solely on presentations by the parties and not by independent review. The arbitrator shall be selected by agreement of the parties; provided, that if the parties fail to agree upon an arbitrator within ten (10) days of the notice of arbitration described above, any party may petition JAMS for appointment of the arbitrator, which appointment shall be made within ten (10) days of the petition therefor. The arbitration shall be governed by the United States Arbitration Act and judgment upon the award by the arbitration may be entered by any court having jurisdiction thereof.

     The arbitrator shall hold a hearing within 60 days of his/her appointment and shall render a written decision which contains a detail recital of the arbitrator's reasoning within 30 days of the conclusion of such hearing. In preparation for its presentation at such hearing, each party may depose a maximum of two officers, directors, employees or representatives of the adverse party. Each such deposition shall last no longer than six (6) hours, and shall not be adjourned without the express written consent of all parties. Each party must submit, to all parties and to the arbitrator, all documents that it wishes to use during the hearing, at least five (5) business days prior to the commencement of the hearing. In addition, each party may file with the arbitrator one brief not in excess of 30 pages, excluding exhibits. Each party shall have no more than eight hours to present its position to the arbitrator. The hearing shall not have more than three (3) days in length, and once commenced it shall not be adjourned without the express written consent of both parties. Any decision made by such an arbitrator within the scope of his or her authority shall be binding upon the parties. The costs of such arbitrator will be borne equally between the parties, but all other costs involved in the arbitration shall be borne separately by the parties. Each party agrees to enter into an agreement providing reasonable protection to the arbitrator.

     8.10 ARM'S LENGTH NEGOTIATIONS. Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions, and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm's length negotiations conducted by and among the parties and their respective counsel.




     IN WITNESS WHEREOF, the parties have entered into this Merger Agreement as of August __, 1997.


APAC TELESERVICES, INC.                 PARAGREN TECHNOLOGIES, INC.


BY:                                     BY:
Title:                                       Title:



PTI MERGER CORP.


BY:
Title:





Magid Abraham                           Linda Boland



COGNIZANT CORPORATION


BY:
Title:



                             APAC OMITTED SCHEDULES


1.3       Consumer Ratios

1.5       Listing of Officers & Directors

3.1       Foreign Qualifications

3.4       Capitalization

3.5       List of Shareholders

3.6       Required Consents

3.9(b)    Exceptions to GAAP

3.10      Employment Arrangements

3.19(Q)   Accounts Payable

3.11      Abraham Debt

3.12      Litigation

3.13      Environmental

3.14      Leases

3.15      Title Exceptions

3.16      Compliance with Laws

3.18      Employees

3.19      Employee Plans

3.20      Taxes

3.21      Insurance

3.23      Permits

3.24      Relationships with Customers & Supplier

3.25      Intellectual Property

3.26      Contracts

3.27      Software Licenses

3.29      Brokers Commission

Exhibits A, B, C and D - Employment Agreements

Exhibit E - Escrow Agreement